[Legg Mason, Inc. Letterhead]

February 1, 2008

Mark Fetting
c/o Legg Mason, Inc.
100 Light Street
Baltimore, MD 21202

Dear Mark:

On behalf of the Legg Mason, Inc. Board of Directors and Compensation Committee, I am delighted to confirm our agreement as to your compensation for serving as President and Chief Executive Officer of Legg Mason, Inc. ("Legg Mason").

Effective January 28, 2008, your annual salary will be $500,000. The Compensation Committee has established your target incentive compensation for the fiscal year ended March 31, 2009 ("fiscal year 2009") at an amount no less than $7.5 million. Whether you are actually awarded this target amount of incentive compensation will be determined in part by your percentage, as allocated in the first quarter of fiscal year 2009, of the bonus pool for that fiscal year under Legg Mason's Executive Incentive Compensation Plan. A portion of your incentive compensation for fiscal year 2009, equal to at least 30% of your total compensation (base salary plus incentive compensation), will be paid in shares of restricted stock of Legg Mason (or other equity awards) and the remainder will be paid as a cash bonus. The restricted stock grant (or other equity award) will be made on the same terms and conditions, subject to the attainment of specified performance goals, that restricted stock grants (or other equity awards) are made to other Legg Mason executive officers at the same time. As you know, Legg Mason typically pays incentive compensation for a fiscal year in mid-May following the end of the year. For fiscal years after fiscal year 2009, your compensation will be discretionary, subject to the financial performance of Legg Mason and your contribution to the company.

In addition, you will also be eligible for annual option awards, the grant of which will be determined by the Compensation Committee, subject to the approval of Legg Mason's independent directors, at the appropriate time. You will also be eligible to participate in all Legg Mason benefit plans available to similarly situated full time employees.

Mark Fetting
February 1, 2008

As is Legg Mason's practice, this letter does not constitute an employment contract. You should understand that your employment will be "employment at will," and that the compensation package described above is dependent on your continued employment and your attainment of specified performance goals.

Very truly yours,

/s/ Roger W. Schipke

Roger W. Schipke
Chairman Legg Mason, Inc.
   Compensation Committee

cc:	Compensation Committee Nick St. George Chip Mason